Exhibit 99.1

META FINANCIAL GROUP PROVIDES INFORMATION ABOUT RECENT EVENTS CONCERNING

LESSEE OF MOBILE SOLAR GENERATORS AND AFFILIATES

SIOUX FALLS, S.D., Feb. 28, 2019 (GLOBE NEWSWIRE) — Meta Financial Group, Inc.® (Nasdaq: CASH) (“Meta” or the “Company”) is providing information about a specific situation involving a single relationship in the Company’s solar leasing business given recent allegations of fraud and other wrong doing by one lessee and its affiliates.

Meta previously purchased a portfolio of mobile solar generators from DC Solar Solutions, Inc. and certain of its affiliates and, in turn, leased the generators to DC Solar Distribution, Inc., another affiliate of DC Solar Solutions. Recently, the Company became aware that the DC Solar entities named above, and their affiliates, filed for Chapter 11 bankruptcy protection and that they, along with their principals, are subjects of an ongoing federal investigation involving allegations of fraudulent conduct.

The Company believes this was an isolated, non-credit-related event involving a single third-party seller and lessee of mobile solar generators. Meta continues to gather information about the situation and is undertaking a full inventory of its leased generators. Currently, the timing of and extent to which the Company will be able to recover the related assets remain uncertain. As of January 31, 2019, the net book value of the assets leased to DC Solar Distribution totaled $13.7 million. In addition, Meta previously recognized $7.9 million of investment tax credits associated with such assets between fiscal year 2017 and 2018. At this time, the Company is unable to determine the financial impact to the Company, if any, or the amount of previously recorded tax credits that may be recaptured.

“Strong asset quality is a high priority for Meta. We believe the fundamentals of our company remain sound and this isolated situation does not represent declining credit standards or deterioration within any particular sector,” said President and CEO Brad Hanson. “The majority of our other leased alternative energy assets (approximately $48.0 million net book value in addition to $25.2 million of associated income tax credits) are not mobile, but rather deployed in fixed locations with power purchase agreements to support payment of lease obligations and are performing as expected. Our due diligence process involves verification and registration stages, as well as independent valuation practices. Nevertheless, we will continue to evaluate our diligence processes. We expect to continue capitalizing on opportunities that meet our rigorous underwriting and return criteria to maximize shareholder returns.”

Forward-Looking Statements

The Company and MetaBank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the Securities and Exchange Commission (“SEC”), the Company’s reports to stockholders, and in other communications by the Company and MetaBank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to the Company and MetaBank and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.

Such statements address, among others, matters related to the Company of the ongoing federal investigation and bankruptcy proceedings involving DC Solar Solutions, Inc., DC Solar Distribution, Inc., and their affiliates. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, including, without limitation, the costs, risks and effects on the Company of the ongoing federal investigation and bankruptcy proceedings involving DC Solar Solutions, Inc., DC Solar Distribution, Inc., and their affiliates, including the potential financial impact of those matters on the net book value of Company assets leased to DC Solar Distribution and the Company’s ability to recognize certain investment tax credits associated with such assets, and the results of the Company’s review of its due diligence processes with respect to the Company’s alternative energy assets.

The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2018, and in other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances or future events, or for any other reason.

About Meta Financial Group, Inc.®

Meta Financial Group, Inc. ® (Nasdaq: CASH) is the holding company for the financial services company MetaBank® (“Meta”). Founded in 1954, Meta has grown to operate in several different financial sectors: payments, commercial finance, tax services, community banking and consumer lending. Meta works with high-value niche industries, strategic-growth companies and technology adopters to grow their businesses and build more profitable customer relationships. Meta tailors solutions for bank and non-bank businesses and provides a focused collaborative approach. The organization is helping to shape the evolving financial services landscape by directly investing in innovation and complementary businesses that strategically expand its suite of services. Meta has a national presence and over 1,200 employees, with corporate headquarters in Sioux Falls, S.D. For more information, visit the Meta Financial Group website or LinkedIn.

Investor Relations and Media Contact:

Brittany Kelley Elsasser

Director of Investor Relations

605-362-2423

bkelley@metabank.com